EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 18, 2007

among

PATRICK INDUSTRIES, INC.,

The Lenders Party Hereto,

FIFTH THIRD BANK,
as Syndication Agent,

LASALLE BANK, NATIONAL ASSOCIATION,
KEY BANK, NATIONAL ASSOCIATION
and
CHARTER ONE BANK,
as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

______________________

J.P. MORGAN SECURITIES INC.,

Sole Bookrunner and Sole Lead Arranger

Page

ARTICLE I	Definitions	1
SECTION 1.1	Defined Terms	1
SECTION 1.2	Classification of Loans and Borrowings	16
SECTION 1.3	Terms Generally	16
SECTION 1.4	Accounting Terms; GAAP	17
ARTICLE II	The Credits	17
SECTION 2.1	Commitments	17
SECTION 2.2	Loans and Borrowings	17
SECTION 2.3	Requests for Borrowings	18
SECTION 2.4	Swingline Loans	18
SECTION 2.5	Letters of Credit	20
SECTION 2.6	Funding of Borrowings	24
SECTION 2.7	Interest Elections	24
SECTION 2.8	Termination and Reduction of Revolving Commitments	25
SECTION 2.9	Repayment of Loans; Evidence of Debt	26
SECTION 2.10	Amortization of Term Loans	27
SECTION 2.11	Optional and Mandatory Prepayment of Loans	27
SECTION 2.12	Fees	28
SECTION 2.13	Interest	29
SECTION 2.14	Alternate Rate of Interest	30
SECTION 2.15	Increased Costs	30
SECTION 2.16	Break Funding Payments	31
SECTION 2.17	Taxes	31
SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 32
SECTION 2.19	Mitigation Obligations, etc.; Replacement of Lenders	34
SECTION 2.20	Increase in Revolving Commitments	35
ARTICLE III	Representations and Warranties	36
SECTION 3.1	Organization; Powers	36
SECTION 3.2	Authorization; Enforceability	36
SECTION 3.3	Governmental Approvals; No Conflicts	36
SECTION 3.4	Financial Condition; No Material Adverse Change	36

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(continued)

Page

SECTION 3.5	Properties	37
SECTION 3.6	Litigation and Environmental Matters	37
SECTION 3.7	Compliance with Laws and Agreements	37
SECTION 3.8	Investment Company Status	37
SECTION 3.9	Taxes	38
SECTION 3.10	Use of Proceeds	38
SECTION 3.11	ERISA	38
SECTION 3.12	Disclosure	38
SECTION 3.13	Subsidiaries	38
SECTION 3.14	Regulation U	38
SECTION 3.15	Insurance	38
SECTION 3.16	Solvency, etc	39
SECTION 3.17	Intellectual Property	39
SECTION 3.18	Burdensome Obligations	39
SECTION 3.19	Labor Matters	39
SECTION 3.20	Adorn Acquisition	39
ARTICLE IV	Conditions	40
SECTION 4.1	Effective Date	40
SECTION 4.2	Each Credit Event	43
ARTICLE V	Affirmative Covenants	43
SECTION 5.1	Financial Statements; Ratings Change and Other Information	43
SECTION 5.2	Notices of Material Events	44
SECTION 5.3	Existence; Conduct of Business	45
SECTION 5.4	Payment of Obligations	45
SECTION 5.5	Maintenance of Properties; Insurance	45
SECTION 5.6	Books and Records; Inspection Rights	45
SECTION 5.7	Compliance with Laws	45
SECTION 5.8	Use of Proceeds and Letters of Credit	45
SECTION 5.9	Further Assurances	45
ARTICLE VI	Negative Covenants	46
SECTION 6.1	Indebtedness	46
SECTION 6.2	Liens	47

-ii-

(continued)

Page

SECTION 6.3	Fundamental Changes	48
SECTION 6.4	Investments, Loans, Advances, Guarantees and Acquisitions	48
SECTION 6.5	Hedge Agreements	49
SECTION 6.6	Restricted Payments	49
SECTION 6.7	Transactions with Affiliates	49
SECTION 6.8	Financial Covenants	49
SECTION 6.9	Asset Sales	50
SECTION 6.10	Optional Payments and Modifications of Certain Debt Instruments	50
SECTION 6.11	Negative Pledge Clauses	51
SECTION 6.12	Restrictions on Subsidiary Distributions, etc	51
SECTION 6.13	Lines of Business	51
SECTION 6.14	Changes in Fiscal Periods	51
ARTICLE VII	Events of Default	51
ARTICLE VIII	The Administrative Agent	54
ARTICLE IX	Miscellaneous	56
SECTION 9.1	Notices	56
SECTION 9.2	Waivers; Amendments	57
SECTION 9.3	Expenses; Indemnity; Damage Waiver	58
SECTION 9.4	Successors and Assigns	59
SECTION 9.5	Survival	62
SECTION 9.6	Counterparts; Integration; Effectiveness	62
SECTION 9.7	Severability	63
SECTION 9.8	Right of Setoff	63
SECTION 9.9	Governing Law; Jurisdiction; Consent to Service of Process 63
SECTION 9.10	WAIVER OF JURY TRIAL	64
SECTION 9.11	Headings	64
SECTION 9.12	Confidentiality	64
SECTION 9.13	Other Agents	64
SECTION 9.14	Interest Rate Limitation	64
SECTION 9.15	USA PATRIOT Act	65

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SCHEDULES:

Schedule 1.1	--	Pricing Schedule
Schedule 2.1	--	Commitments
Schedule 2.5	--	Existing Letters of Credit
Schedule 2.10	--	Amortization of Term Loans
Schedule 3.6	--	Disclosed Matters
Schedule 3.13	--	Subsidiaries
Schedule 3.15	--	Insurance
Schedule 5.10	--	Post-Closing Actions
Schedule 6.1	--	Existing Indebtedness
Schedule 6.2	--	Existing Liens
Schedule 6.4	--	Existing Investments

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B-1	--	Form of Opinion of McDermott Will & Emery LLP
Exhibit B-2	--	Form of Opinion of Warrick & Boyn, LLP
Exhibit C	--	Form of Borrowing Request
Exhibit D	--	Form of Interest Election Request
Exhibit E	--	Form of Note
Exhibit F	--	Form of Subsidiary Guaranty
Exhibit G	--	Form of Security Agreement
Exhibit H	--	Form of Pledge Agreement
Exhibit I	Form of Intercreditor Agreement

-i-

CREDIT AGREEMENT dated as of May 18, 2007 among PATRICK INDUSTRIES, INC., an Indiana corporation, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the respective meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adorn Acquisition” means the acquisition of the Target pursuant to the Adorn Acquisition Agreement.

“Adorn Acquisition Agreement” means the Securities Purchase Agreement among the Borrower, FNL Management Corp., the Target and the stockholders, warrant holders and option holders of the Target.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” - see Schedule 1.1.

“Approved Fund” has the meaning assigned to such term in Section 9.4.

“Asset Disposition” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation) of any property of the Borrower or any Subsidiary (including the loss, destruction or damage of, or any Condemnation Proceeding with respect to, any property), excluding (i) sales of inventory and dispositions of cash equivalents, in each case in the ordinary course of business, and (ii) the sale of the North Carolina Property; and (b) any issuance or sale of any Equity Interests of any Subsidiary to any Person other than the Borrower or a Subsidiary Guarantor.

“Asset Sale” means any Asset Disposition other than an involuntary disposition through loss, destruction or damage of, or a Condemnation Proceeding with respect to, any property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

Bond Purchase Agreement means the Bond Purchase and Loan Agreement dated as of April 12, 2007 among the Borrower, the City of Mishawaka, Indiana, and JPMorgan, as initial purchaser, relating to a $4,500,000 aggregate principal amount Economic Development Revenue Bond, Series 2007 (Patrick Industries, Inc. Project).

“Borrower” means Patrick Industries, Inc., an Indiana corporation.

“Borrowing” means (a) Revolving Loans or Term Loans of the same Class and Type that are made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3 and substantially in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“California Property” means each of (a) the property located at 13414 Slover Avenue, Fontana, California and (b) the property located at 13050 Santa Ana, Fontana, California.

“Capital Expenditure” means all amounts accrued by the Borrower and its Subsidiaries in respect of any purchase or other acquisition for value of fixed or capital assets (including Capital Lease Obligations), but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with the proceeds of sale of the assets being replaced.

“Capital Lease” of any Person means a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Tontine Capital, of Equity Interests that represent more than the Designated Percentage (as defined below) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than Tontine Capital). For purposes of the foregoing, “Designated Percentage” means the greater of (A) 35% and (B) the percentage (but not more than 40%) of such Equity Interests owned by Tontine Capital.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date, or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property on which a Lien is granted to the Administrative Agent pursuant to the Security Documents.

“Commitment” means a Revolving Commitment or a Term Commitment, as the context requires.

“Commitment Fee Rate” - see Schedule 1.1.

“Computation Period” means a period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Condemnation Proceeding” means any condemnation, confiscation, seizure or eminent domain proceeding, or similar taking, of property of the Borrower or any Subsidiary.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization and Restructuring Charges plus (c) for the Computation Periods ending June 30, 2007, September 30, 2007 and December 31, 2007, adjustments to account for the acquisition of American Hardwood, Inc. in amounts equal to $729,000, $471,000 and $104,000, respectively.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, excluding any extraordinary gains.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Default” means any event, occurrence or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Borrower’s Form 10-K for the fiscal year ended December 31, 2006 or on Schedule 3.6.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless a Default has occurred and is continuing and except during the primary syndication of the Commitments and Loans by the Arranger, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or,

solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Letter of Credit” means each letter of credit listed on Schedule 2.5.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated April 10, 2007 among the Borrower, the Administrative Agent and the Arranger.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“fiscal quarter” means any fiscal quarter of a fiscal year.

“fiscal year” means a fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the result of (i) Consolidated EBITDA for such period minus (ii) income tax expense of the Borrower and its Subsidiaries for such period minus (iii) dividends paid by the Borrower and its Subsidiaries during such period to (b) the sum of (i) Interest Expense for such period (excluding interest expense with respect to the Tontine Subordinated Debt that is (x) paid through the issuance of additional Tontine Subordinated Debt during the first twelve months after the Effective Date or (y) paid with the proceeds of the issuance of common stock of the Borrower) and (ii) the aggregate amount of principal payments on Indebtedness required to be made by the Borrower and its Subsidiaries during such period (excluding principal payments on Tontine Subordinated Debt made with the proceeds of the issuance of common stock of the Borrower).

“Foreign Lender” means any Lender that is not, for United States Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. Federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” means each Subsidiary organized under the laws of any jurisdiction other than the United States or any state thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any Federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement, collar agreement or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than the Letters of Credit) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated April 2007 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.7(b), substantially in the form of Exhibit D.

“Interest Expense” means for any period the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Payment Date” means (a) with respect to any ABR Term Loan, the last day of each March, June, September and December, (b) with respect to any ABR Revolving Loan (other than a Swingline Loan), the last day of each month, (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (d) with respect to any Swingline Loan, the last day of each March, June, September and December and any other day agreed between the Borrower and the Swingline Lender.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.5(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Fee Rate” - see Schedule 1.1.

“LC Sublimit” – see Section 2.5(b).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank and the Swingline Lender.

“Letter of Credit” means (a) any Existing Letter of Credit and (b) any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, for any period, the ratio of (a) the aggregate outstanding amount of Indebtedness of the Borrower and its Subsidiaries as of the last day of such period to (b) Consolidated EBITDA for such period; provided that the Leverage Ratio shall be calculated without giving effect to (i) any principal of the Tontine Subordinated Debt outstanding before the date that is 12 months following the Effective Date and (ii) Interest Expense with respect to the Tontine Subordinated Debt accruing before the end of such 12-month period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the

Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, the Letters of Credit and the applications and/or reimbursement agreements related thereto, the Notes (if any), the Security Documents, each Hedging Agreement relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Obligation was entered into and, solely for purposes of clause (e) of Article VII, the Fee Letter.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means any “margin stock” as defined in Regulation U of the Board.

“Material Adverse Effect” means:

(a) prior to the consummation of the Adorn Acquisition, any material adverse condition or material adverse change in or affecting the business, condition (financial or otherwise), assets, liabilities or results of operations of the Borrower and its subsidiaries (the “Borrower Group”) or the Target and its subsidiaries (the “Target Group”), in each case taken as a whole, since December 31, 2006, provided that the following shall be excluded from a determination of whether there has been a Material Adverse Effect: (i) so long as neither the Borrower Group nor the Target Group is, or would be, disproportionately affected thereby, changes in business or economic conditions affecting the economy or the Borrower Group’s industries generally or the Target Group’s industries generally; (ii) changes in stock markets or credit markets; (iii) any event as to which the Administrative Agent has provided written consent; or (iv) the execution, delivery or performance of the commitment letter for this Agreement or the Adorn Acquisition Agreement (including any announcement relating to such commitment letter or the Adorn Acquisition Agreement or the fact that the Borrower is acquiring the stock of the Target); and

(b) thereafter, (i) a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole (ii) the actual or prospective ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, leasehold mortgage, deed of trust or similar document granting a Lien on real property (or any interest therein) of the Borrower or any other Loan Party in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means real property of the Borrower or any Subsidiary on which a Lien has been granted to the Administrative Agent pursuant to a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower or any Subsidiary pursuant to such Asset Disposition net of (i) the direct costs relating to such Asset Disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Asset Disposition (other than the Loans); and (iv) so long as no Default exists, any amount that a Financial Officer of the Borrower certifies, prior to the fifth Business Day after such Asset Disposition, is expected to be reinvested in fixed assets within 150 days (or, in the case of a Condemnation Proceeding or the total destruction of a building, 365 days) following the receipt of such proceeds by the Borrower or the applicable Subsidiary (it being understood that any portion of such amount not so invested within such 150 day period shall constitute Net Cash Proceeds on 150th day), provided that the Administrative Agent may, in its sole discretion, (A) extend the 150 or 365 day period specified in this clause (iv) if the Borrower or the applicable Subsidiary has committed to make such reinvestment prior to the end of such period and is diligently pursuing the purchase or construction of the applicable fixed assets and/or (B) require the Borrower or the applicable Subsidiary to deposit any amount to be reinvested pursuant to this clause (iv) into a special deposit account with the Administrative Agent or make other arrangements to assure that such amount will only be used to invest in the relevant fixed assets;

(b)           with respect to any issuance of Equity Interests, the aggregate cash proceeds received by the Borrower or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s commissions); and

(c)           with respect to any issuance of Indebtedness, the aggregate cash proceeds received by the Borrower or any Subsidiary pursuant to such issuance, net of the direct costs of such issuance (including up-front fees and placement fees).

“North Carolina Property” means the property located at 44040 US Highway 52, New London, North Carolina.

“Note” - see Section 2.9(e).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.4.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means a Revolving Percentage or a Term Percentage, as the context requires.

“Permitted Acquisition” means a transaction (or series of related transactions), including any merger or consolidation, (a) pursuant to which the Borrower or a Subsidiary, directly or indirectly, acquires all or substantially all of the assets of a Person, or of a business or division of a Person, or acquires in excess of 50% of the Equity Interests of a Person (in each case other than the Borrower or a Subsidiary) and (b) that meets all of the following requirements:

(i)            the Person to be acquired is, or the assets to be acquired are for use in, in the same or a similar line of business as the Borrower;

(ii)          in the case of the acquisition of a Person, such acquisition has been approved by the board of directors or similar governing body of such Person;

(iii)	no Default shall exist at the time of, or shall result from, such transaction;

(iv)         at the time of such transaction (and after giving effect thereto), the Borrower will be in pro forma compliance with each of the financial covenants contained in Section 6.8;

(v)           after giving effect to such transaction, the aggregate consideration (other than consideration to be paid in common stock of the Borrower) paid by the Borrower and its Subsidiaries for such transaction and all other Permitted Acquisitions after the Effective Date will not exceed $20,000,000;

(vi)         if the consideration (including stock of the Borrower) to be paid in connection with such transaction exceeds $1,000,000, the Borrower shall have given the Administrative Agent not less than 10 Business Days’ prior notice of such transaction; and

(vii)        concurrently with such transaction, the Borrower and/or any applicable Subsidiary shall comply with its obligations under Section 5.9.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           landlord’s liens arising in the ordinary course of business (provided that neither the Borrower nor any Subsidiary shall enter any lease of real property after the date hereof unless the applicable landlord shall have entered into an agreement subordinating any such lien on Collateral to the security interest of the Administrative Agent);

(f)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(g)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(h)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any Subsidiary;

(i)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection,

(j)           Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; and

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement executed by the Borrower and any other Person which owns stock of any Subsidiary in the form attached hereto as Exhibit H.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Documents” means the Bond Purchase Agreement, the Project Note and all other documents and instruments executed and delivered in connection with the Bond Purchase Agreement.

“Project Note” means the “Project Note” under and as defined in the Bond Purchase Agreement.

“Register” has the meaning set forth in Section 9.4.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Total Percentages of more than 50%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restructuring Charges” means one-time charges taken in connection with the Adorn Acquisition that are approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the Revolving Termination Date.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth as such Lender’s “Revolving Commitment” on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The aggregate amount of the Revolving Commitments of all Lenders on the Effective Date is $35,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” means a Lender that has a Revolving Commitment (or, if the Revolving Commitments have terminated, that has Revolving Credit Exposure).

“Revolving Loan” has the meaning set forth in Section 2.1(b).

“Revolving Termination Date” means the earlier of (a) May 17, 2012 (five years after the closing date) and (b) the date on which the Revolving Commitments terminate pursuant to Section 2.8 or Article VII.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage that such Revolving Lender’s Revolving Commitment is of the total Revolving Commitments (or, if the Revolving Commitments have terminated, the percentage that the Revolving Credit Exposure of such Lender is of the total Revolving Credit Exposures of all Revolving Lenders).

“S&P” means Standard & Poor’s.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Security Agreement, in substantially the form of Exhibit G, to be executed by the Borrower and each Subsidiary Guarantor.

“Security Documents” means the Security Agreement, the Pledge Agreement, each Mortgage and any other pledge agreement, security agreement or similar document which is executed to grant security to the Administrative Agent for the obligations of the Borrower or any other Loan Party hereunder or in connection herewith.

“Subordinated Debt” means (a) the Tontine Subordinated Debt and (b) any other unsecured Indebtedness of the Borrower that has payment schedules, subordination terms, covenants, pricing and other terms that have been approved in writing by the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that has executed the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Guaranty issued by various Subsidiaries in the form attached hereto as Exhibit F.

“Supported Letter of Credit” means a Letter of Credit for which the Borrower has provided (a) cash collateral pursuant to documentation satisfactory to the Issuing Bank and/or (b) a backup letter of credit from a financial institution and in a form satisfactory to the Issuing Bank in an aggregate amount at least equal to the sum of (i) 105% of the aggregate undrawn amount of such Letter of Credit and (ii) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.4.

“Target” means Adorn, Inc.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in the amount set forth as such Lender’s “Term Commitment” on Schedule 2.1.

“Term Lender” means a Lender that has a Term Commitment or, after the Effective Date, an outstanding Term Loan.

“Term Loan” has the meaning set forth in Section 2.1(a).

“Term Maturity Date” means the earlier of (a) May 17, 2012 (five years after the closing date) and (b) the date on which the Term Loans are declared due and payable pursuant to Article VII.

“Term Percentage” means, with respect to any Term Lender, the percentage of the total Term Commitments represented by such Lender’s Term Commitment (or, after the Effective Date, the percentage of the outstanding principal amount of the Term Loans represented by such Lender’s outstanding Term Loan).

“Tontine Capital” means Tontine Capital Partners, L.P., Tontine Overseas Master Fund, L.P. and their respective Affiliates.

“Tontine Subordinated Debt” means Subordinated Debt issued by the Borrower to Tontine Capital on the Effective Date evidenced by one or more promissory notes in a form approved by the Administrative Agent.

“Tontine Subordination Agreement” means the subordination agreement dated as of the Effective Date between Tontine Capital and the Administrative Agent.

“Total Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitments of such Lender plus the unpaid principal amount of the Term Loans of such Lender (plus, after the termination of the Revolving Commitments, the Revolving Credit Exposure of such Lender) is of (b) the sum of the Revolving Commitments of all Lenders plus the unpaid principal amount of all Term Loans (plus, after the termination of the Revolving Commitments, the Revolving Credit Exposures of all Lenders).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the Adorn Acquisition, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.1 Commitments. Subject to the terms and conditions hereof:

(a)           Each Term Lender severally agrees to make a single loan in Dollars to the Borrower (each such loan, a “Term Loan”) on the Effective Date in the amount of such Lender’s Term Percentage of $75,000,000. Amounts borrowed under this Section 2.1 that are repaid or prepaid by the Borrower may not be reborrowed.

(b)           Each Revolving Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.2 Loans and Borrowings. (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the applicable Lenders ratably in accordance with their respective Revolving Percentages or Term Percentages, as the case may be. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder;

provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make any Loan.

(b)           Subject to Section 2.14, (i) each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; (it being understood that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement).

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in the amount of $1,000,000 or a higher integral multiple of $100,000. At the time that each ABR Borrowing is made, such Borrowing shall be in the amount of $500,000 or a higher integral multiple of $50,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Each Swingline Loan shall be in such amount as may be agreed by the Borrower and the Swingline Lender. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than eight Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, (i) any Borrowing of Revolving Loans if the Interest Period requested with respect thereto would end after the Revolving Termination Date or (ii) any Borrowing of Term Loans if the Interest Period requested with respect thereto would end after the Term Maturity Date.

SECTION 2.3 Requests for Borrowings. To request a Revolving Borrowing or the Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)	the aggregate amount of the requested Borrowing;
(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4 Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments.

(b)           Swingline Loans will be borrowed and repaid on a daily basis in accordance with procedures agreed to by the Borrower and the Swingline Lender. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the Issuing Bank).

(c)           Notwithstanding any other provision of this Agreement, the Swingline Lender may make Swingline Loans without regard to the conditions precedent set forth in Section 4.2 so long as (i) the Commitments remain in effect, (ii) the Swingline Lender has not received written notice from the Required Lenders instructing the Swingline Lender to cease making Swingline Loans and (iii) such Swingline Loans are made in accordance with the procedures established by the Borrower and the Swingline Lender pursuant to clause (b) above.

(d)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this clause is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this clause (d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this clause (d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this clause (d) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this clause (d) shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.5 Letters of Credit.

(a)           General. On the Effective Date, each Existing Letter of Credit shall be deemed to have been issued hereunder and shall be a “Letter of Credit” for all purposes hereof. In addition, the Borrower may, from time to time during the Revolving Availability Period, request the issuance of Letters of Credit for its own account (or jointly for the joint and several accounts of the Borrower and any Subsidiary), in each case in a form reasonably acceptable to the Administrative Agent and the Issuing Bank. The Issuing Bank shall have no obligation to issue, and the Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Sublimit or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.5(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000 (the “LC Sublimit”) and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the scheduled Revolving Termination Date (unless the Borrower has confirmed in writing to the Issuing Bank that such Letter of Credit will be a Supported Letter of Credit not later than 45 days prior to the scheduled

Revolving Termination Date, in which case such expiration date shall not be later than one year after the Revolving Termination Date). Notwithstanding clause (i) of the preceding sentence, a Letter of Credit may have automatic renewal provisions so long as such Letter of Credit permits the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such automatic renewal (and, once such a Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit from time to time (subject to the first sentence of this clause (c)); provided that (A) the Issuing Bank shall have no obligation to permit such renewal if (A) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof and (B) the Issuing Bank shall not permit such renewal if it has received notice from the Borrower, the Administrative Agent or any Lender at lease five Business Days prior to the Nonrenewal Notice Date that any applicable condition specified in Section 4.2 is not then satisfied.

(d)           Participations. Concurrently with the issuance or increase in the amount of a Letter of Credit (or, in the case of an Existing Letter of Credit, on the Effective Date), and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.5(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)	Reimbursement.

(1) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed with an ABR Revolving Borrowing or

Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.

(2)          If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Revolving Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this clause (e) to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this clause (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.5(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.5(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure (excluding any LC Exposure with respect to any Supported Letter of Credit) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h)

or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.6 Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made pursuant to the procedures established pursuant to Section 2.4(b). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) above and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.7 Interest Elections.

(a)           Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing or a Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.8 Termination and Reduction of Revolving Commitments.

(a)           Unless previously terminated, the Revolving Commitments shall automatically terminate on the Revolving Termination Date.

(b)           The Borrower may at any time terminate, or from time to time permanently reduce, the Revolving Commitments to an amount that is not less than the total Revolving Credit Exposures; provided that (i) each reduction of the Revolving Commitments shall be in the amount of $1,000,000 or a higher integral multiple of $500,000.

(c)           The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitments under clause (b) above at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Percentages.

(d)           After the payment in full of the Term Loans, the Revolving Commitments shall be permanently reduced in an amount equal to the Net Cash Proceeds of any prepayment of the Revolving Loans described in Sections 2.11(c), (d) or (e).

SECTION 2.9 Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each applicable Lender, the then unpaid principal amount of all Revolving Loans and Swingline Loans on the Revolving Termination Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to Section 2.9(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit E (each a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Amortization of Term Loans. The Borrower shall repay the Term Loans on the dates and in the amounts specified on Schedule 2.10.

SECTION 2.11 Optional and Mandatory Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, including accrued and unpaid interest, subject to prior notice in accordance with clause (b) below; provided that each partial prepayment shall be in the amount of $500,000 or a higher integral multiple of $50,000 (or, if less, the outstanding principal amount of such Borrowing) together with accrued and unpaid interest thereon.

(b)           In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Loans and all outstanding Swingline Loans and either replace or cash collateralize (in accordance with the procedures set forth in Section 2.5(j)) each outstanding Letter of Credit (other than a Supported Letter of Credit).

(c)           Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Disposition by the Borrower or any Subsidiary, the Borrower shall prepay the Term Loans (and, after the Term Loans have been paid in full, prepay Revolving Loans) in an amount (rounded down, if necessary, to an integral multiple of $500,000) equal to the excess of (x) all Net Cash Proceeds of Asset Dispositions (excluding, so long as no Default exists at the time of such sale, the sale of the North Carolina Property) received on or after the date of this Agreement over (y) the amount of Net Cash Proceeds of Asset Dispositions previously applied to prepay Loans pursuant to this clause (c).

(d)           Not later than five Business Days following the receipt of any Net Cash Proceeds of any issuance of Indebtedness by the Borrower or any Subsidiary (other than Indebtedness permitted by Section 6.1(h)), the Borrower shall prepay the Term Loans (and, after the Term Loans have been paid in full, prepay Revolving Loans) in an amount (rounded down, if necessary, to an integral multiple of $500,000) equal to the excess of (i) all such Net Cash Proceeds received on or after the date of this Agreement over (i) the amount of such Net Cash Proceeds previously applied to prepay Loans pursuant to this clause (d).

(e)           Not later than five Business Days following the receipt of any Net Cash Proceeds from the issuance of any Equity Interests by the Borrower or any Subsidiary (excluding any Net Cash Proceeds from the issuance of common stock of the Borrower that are applied to repay Tontine Subordinated Debt in accordance with Section 6.11), the Borrower shall prepay the Term Loans (and, after the Term Loans have been paid in full, prepay Revolving Loans) in an amount

(rounded down, if necessary, to an integral multiple of $500,000) equal to the excess of (i) all such Net Cash Proceeds received on or after the date of this Agreement over (i) the amount of such Net Cash Proceeds previously applied to prepay Loans pursuant to this clause (e).

(f)           The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (other than prepayments of Swingline Loans, which shall be made in accordance with the procedures established pursuant Section 2.4(b)) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g)           All prepayments of Term Loans shall be applied pro rata to the remaining installments thereof.

SECTION 2.12 Fees.

(a)           Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate per annum on the average daily unused amount of the unused Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date and (B) on the date on which the Revolving Commitments terminate. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)           Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)           LC and Fronting Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the LC Fee Rate from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.13 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”) of 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this clause (c) shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           All Fees. All fees hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.13 Interest.

(a)           Subject to the provisions of Section 2.13(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate.

(b)           Subject to the provisions of Section 2.13(c) and (e), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)           Notwithstanding the foregoing, (i) if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the clause (a) or (b) above or (y) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a), and (ii) at the written request of the Required Lenders made to the Administrative Agent, the interest rate applicable to each Loan and the LC Fee Rate shall each be increased by 2% per annum during the existence of an Event of Default.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           The Borrower agrees that, for any period during which any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), the Borrower will pay such Lender additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender in an amount equal to the actual cost of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive). Such additional interest shall be due and payable on each Interest Payment Date for such Loan, provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice at least 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days after receipt of such notice

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs.
(a)	If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement referred to in Section 2.13(e)); or

(ii)         impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or, if applicable, its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender its holding company for any such reduction suffered.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.8(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

SECTION 2.17 Taxes.

(a)           All payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if the Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes, and in any event within 30 days of any payment being due, by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. Federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. Federal withholding tax with respect to any interest payment hereunder.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall (within 30 days after making such determination) pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6(b), 2.18(d) or 9.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations, etc.; Replacement of Lenders.

(a)           Any Lender making a claim for compensation pursuant to Section 2.15, 2.16 or 2.17 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis for such claim and the amount necessary to compensate such Lender (or, if applicable, its holding company) pursuant to such Section, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b)           Failure or delay on the part of the Administrative Agent or any Lender to make a claim for compensation pursuant to Section 2.15, 2.16 or 2.17 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to such compensation; provided that the Borrower shall not be required to pay any compensation pursuant to any such Section for any amount incurred by the Administrative Agent or any Lender more than 270 days prior to the date that the Administrative Agent or such Lender, as the case may be, delivers the certificate required by Section 2.19(a) with respect to the applicable claim; and provided, further, that if such claim arises out of a Change in Law that is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment (and a certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Borrower and the Administrative Agent shall be conclusive absent manifest error).

(d)           If any Lender requests compensation under Section 2.15 or 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if the Borrower is entitled to replace any Lender pursuant to Section 9.2(c), or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and, to the extent funded, its participations in LC Disbursements and Swingline Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Increase in Revolving Commitments.

(a)           So long as no Default exists, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate amount of the Revolving Commitments by an amount (for all such requests) not exceeding $25,000,000; provided that each such increase shall be in an aggregate amount of at least $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(b)           If the aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the

“Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Financial Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct on and as of the Increase Effective Date, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender that:

SECTION 3.1 Organization; Powers. Each of the Borrower and each Subsidiary (a) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as conducted on the Effective Date and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2 Authorization; Enforceability. The Transactions are within the organizational powers of each Loan Party and have been duly authorized by all necessary organizational action on the part of each Loan Party. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto, enforceable in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary (except for Liens granted under the Loan Documents).

SECTION 3.4 Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2005 and 2006, reported on by McGladrey & Pullen, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2007. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           The Borrower has heretofore furnished to the Lenders consolidated balance sheet and statements of income, stockholders’ equity and cash flows for the Target (i) as of and for the fiscal years ended December 31, 2005 and 2006, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2007, certified by the Target’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Target and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)           Since December 31, 2006, there has been no event or circumstance that, individually or in the aggregate with all other events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.5 Properties.

(a)           Each of the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject to no Liens other than Liens permitted by Section 6.2.

(b)           Each of the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.6 Litigation and Environmental Matters.

(a)           Except the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7 Compliance with Laws and Agreements. Each of the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.8 Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.9 Taxes. Each of the Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Use of Proceeds. The Borrower will use the proceeds of (a) the Term Loans to finance the Adorn Acquisition and pay related fees and expenses and (b) the Revolving Loans on the Effective Date in an aggregate amount not to exceed $35,000,000 (including Letters of Credit) to finance the Adorn Acquisition and pay related fees and expenses and will use the proceeds of Revolving Loans and Swingline Loans after the Effective Date for general corporate purposes.

SECTION 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Credit Extension, (i) no steps have been taken to terminate any Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA and (ii) no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

SECTION 3.12 Disclosure. As of the Effective Date, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished on or prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13 Subsidiaries. Set forth on Schedule 3.13 is a complete and accurate list, as of the Effective Date, of the name and jurisdiction of organization of each Subsidiary, the number of outstanding shares of stock or other equity units of each Subsidiary, and the percentage ownership interest of the Borrower and its other Subsidiaries in each Subsidiary.

SECTION 3.14 Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose.

SECTION 3.15 Insurance. Set forth on Schedule 3.15 is a complete and accurate summary of the property and casualty insurance program of the Borrower and its Subsidiaries as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Borrower or any Subsidiary).

SECTION 3.16 Solvency, etc. On the Effective Date, and immediately prior to and after giving effect to each Credit Extension hereunder and the use of the proceeds thereof, (a) the assets of the Loan Parties, taken as a whole, will exceed their liabilities and (b) the Loan Parties, taken as a whole, will be solvent, will be able to pay their debts as they mature, will own assets with present fair saleable value greater than the amount required to pay their probable liability on their existing debts as they mature and will have capital sufficient to carry on their business as then constituted.

SECTION 3.17 Intellectual Property. Each of the Borrower and each Subsidiary owns and possesses or has a license or other right to use all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Borrower and its Subsidiaries, without any infringement upon rights of others that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 Burdensome Obligations. Neither the Borrower nor any Subsidiary is subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

SECTION 3.20 Adorn Acquisition.

(a)           The Adorn Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Adorn Acquisition have been, or prior to the consummation thereof will be, (i) duly waived or (ii) duly obtained and in full force and effect. All applicable waiting periods with respect to the Adorn Acquisition have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transaction. At the time of consummation thereof, there shall not exist any judgment, order or injunction prohibiting or imposing material adverse conditions on the Adorn Acquisition or any transaction contemplated hereby. On the Effective Date the Adorn Acquisition will have been consummated in accordance with the terms of the Adorn Acquisition Agreement, without waiver of any of the conditions thereof.

(b)           The consummation by the Borrower of the Adorn Acquisition will not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any agreement or indenture, or any order or decree, binding on any Loan Party.

(c)           The representations and warranties in the Adorn Acquisition Agreement are true and correct in all material respects on the date of this Agreement, and there have been no amendments to or waivers under the Adorn Acquisition Agreement (other than amendments and waivers approved in writing by the Administrative Agent.) The Adorn Acquisition Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDITIONS

SECTION 4.1 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)           Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Notes. The Administrative Agent shall have received, for each Lender requesting the same, a Note.

(c)           Security Agreement. The Administrative Agent shall have received the Security Agreement, executed by each Loan Party (after giving effect to the Adorn Acquisition).

(d)           Pledge Agreement. The Administrative Agent shall have received the Pledge Agreement, executed by the Borrower and each Subsidiary that (after giving effect to the Adorn Acquisition) owns an equity interest in another Subsidiary.

(e)           Subsidiary Guaranty. The Administrative Agent shall have received the Subsidiary Guaranty, executed by each Subsidiary (after giving effect to the Adorn Acquisition), other than a Foreign Subsidiary.

(f)           Real Estate Documents. With respect to each parcel of real property (other than the North Carolina Property) owned by any Loan Party (after giving effect to the Adorn Acquisition), or leased by any Loan Party (after giving effect to the Adorn Acquisition), the Administrative Agent shall have received a duly executed Mortgage providing for a fully perfected Lien, in favor of the Administrative Agent, in all right, title and interest of such Loan Party in such real property.

(g)	Corporate Documents. The Administrative Agent shall have received:

(i)           a certificate of the secretary or assistant secretary of each Loan Party dated the Effective Date, certifying (A) that attached thereto is a true and complete copy of the copy of the certificate or articles of incorporation or similar formation document of such Loan Party, certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the Transactions and the execution delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document as of the Effective Date or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)a certificate as to the good standing of the Borrower and applicable Subsidiaries (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii)such other documents as the Lenders or the Administrative Agent may reasonably request.

(h)           Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a responsible officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.1 and Section 4.2.

(i)            Opinions of Counsel. The Administrative Agent shall have received favorable written opinions of McDermott Will & Emery LLP, special counsel for the Borrower, and Warrick & Boyn, LLP, special Indiana counsel for the Borrower, substantially in the forms of Exhibits B-1 and B-2, respectively, in each case dated the Effective Date, addressed to the Administrative Agent and the Lenders and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request.

(j)            Requirements of Law. The Lenders shall be satisfied that the Borrower, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law.

(k)           Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(l)            Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Borrower and its Subsidiaries to fully and timely perform their respective obligations under the Loan Documents, or the ability of the parties to consummate the financings contemplated hereby.

(m)         Sources and Uses. The sources and uses of the Term Loans shall be as set forth in Section 3.10.

(n)           Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(o)           Adorn Acquisition. The closing of the Adorn Acquisition shall take place concurrently with the initial Credit Extension in accordance with applicable Requirements of Law pursuant to documentation reasonably acceptable to the Administrative Agent and for a purchase price not in excess of $75,000,000 (excluding adjustment to working capital).

(p)           Equity and Tontine Subordinated Debt Issuance. The Borrower shall have received (i) cash proceeds of not less than $10,000,000 from equity contributions and (ii) cash proceeds from the issuance of the Tontine Subordinated Debt in an amount not less than $25,000,000 minus the amount of cash proceeds from equity contributions referred to in clause (i) above.

(q)           Personal Property Requirements. The Administrative Agent shall have received certified copies of UCC, tax and judgment lien searches or equivalent reports or searches, each of a recent date that list all effective financing statements, lien notices or comparable documents that name the Borrower and applicable Subsidiaries as debtor and that are filed in those state jurisdictions in which the Borrower and applicable Subsidiaries are organized and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Encumbrances).

(r)           Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior to any other Person (subject to Liens permitted by Section 6.2), in proper form for filing, registration or recording.

(s)           Insurance. Evidence satisfactory to the Administrative Agent of the existence of insurance required to be maintained pursuant to Section 5.4, together with evidence that the Administrative Agent has been named as a lender’s loss payee and that the Administrative Agent and the Lenders have been named as additional insureds on all related insurance policies.

(t)            Title Commitment. The Administrative Agent shall have received the following with respect to each parcel of real property subjected to a Mortgage on the Effective Date:

(i)           an ALTA Loan Title Insurance Policy (or a commitment therefor), issued by an insurer acceptable to the Administrative Agent, insuring (or committing to insure) the Administrative Agent’s Lien on such real property and containing such endorsements as the Administrative Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to the Administrative Agent);

(ii)         copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above; and

(iii)        a flood insurance policy concerning such real property, reasonably satisfactory to the Administrative Agent, if required by the Flood Disaster Protection Act of 1973.

(u)           Intercreditor Agreement. An Intercreditor Agreement, substantially in the form of Exhibit I, with the holder of the Project Note.

(v)           Bond Purchase Agreement Amendment. A First Amendment to the Bond Purchase Agreement signed by the Borrower and JPMorgan, as the holder of the Project Note, together with an agreement confirming that such parties shall consider such First Amendment effective as between themselves notwithstanding that the City of Mishwaka has not yet executed and delivered such First Amendment.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., New York City time, on June 1, 2007 (and, if such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date).

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit (other than any Supported Letter of Credit) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will:

SECTION 5.1 Financial Statements; Ratings Change and Other Information. Furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 100 days after the end of each fiscal year, copies of the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the foregoing can be satisfied by delivery of the Borrower’s relevant Form 10-K);

(b)           as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year, copies the Borrower’s consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the foregoing can be satisfied by delivery of the Borrower’s relevant Form 10-Q);

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.8 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           as soon as available, and in any event no later than 30 days following the end of each fiscal year, a detailed consolidated budget for the next fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such next fiscal year, the related consolidated statements of projected cash flows, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of the chief financial officer or treasurer of the Borrower stating that such Projections are based on reasonable and good faith estimates, information and assumptions;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.2 Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)	the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3 Existence; Conduct of Business. Maintain its legal existence and good standing in the jurisdiction of its organization; cause each Subsidiary to maintain its legal existence and good standing in the jurisdiction of its organization (except in connection with transactions permitted by Section 6.3); and do or cause to be done, and cause each Subsidiary to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect all rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent failure to do so would not have a Material Adverse Effect.

SECTION 5.4 Payment of Obligations. Pay, and cause each Subsidiary to pay, prior to delinquency, (a) all of its federal income taxes and other material Tax liabilities and (b) all other liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5 Maintenance of Properties; Insurance.

(a)           Maintain, and cause each Subsidiary to maintain, (a) all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (b) insurance, with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b)           Without limiting clause (a) above, maintain, and cause each Subsidiary to maintain, (i) all-risk casualty insurance policies for not less than 90% of the replacement value of the buildings and personal property included in the Collateral (subject to customary deductibles), which policies shall name the Administrative Agent as an additional insured and as a loss payee (with a customary endorsement in favor of a mortgagee and secured party reasonably satisfactory to the Administrative Agent); (ii) liability insurance policies in amounts consistent with past practice, which policies shall name the Administrative Agent as an additional insured; and (iii) such other insurance with respect to the Collateral as the Administrative Agent may reasonably request.

SECTION 5.6 Books and Records; Inspection Rights. Keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities; and permit, and cause each Subsidiary to permit, any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (i) so long as no Default exists, no Lender shall have the right to make more than two such visits or inspections in any year; and (ii) each Lender shall coordinate its activities pursuant to this Section 5.6 with the Administrative Agent so as to minimize the number of visits by Lenders and avoid disruption to the businesses of the Borrower and its Subsidiaries.

SECTION 5.7 Compliance with Laws. Comply, and cause each Subsidiary to comply, with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.8 Use of Proceeds and Letters of Credit. Use the proceeds of the Loans only for the purposes specified in Section 3.10; and not use the proceeds of any Loan, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.9 Further Assurances.

(a)           Take, and cause each Subsidiary to take, such actions as are necessary (including the execution and delivery of such security agreements, mortgages, deeds of trust, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, certificates, assurances and other instruments as the Administrative Agent or the Required Lenders may reasonably request from time to time) in order (i) to ensure that (x) the obligations of the Borrower hereunder and under the other Loan Documents are secured by substantially all assets of the Borrower (subject to such exceptions as are expressly set forth in the Loan Documents or agreed to by the Administrative Agent) and guaranteed, pursuant to the Subsidiary Guaranty, by all Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the date hereof) and (y) the obligations of each Subsidiary Guarantor under the Subsidiary Guaranty are secured by substantially all of the assets of such Subsidiary Guarantor (subject to such exceptions as are expressly set forth in the Loan Documents or agreed to by the Administrative Agent), (ii) to perfect and maintain the validity, perfection and priority of the Liens intended to be created by the Security Documents and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. Notwithstanding the foregoing, (A) no Foreign Subsidiary shall be required to issue any guaranty or grant any collateral and neither the Borrower nor any Subsidiary Guarantor shall be required to pledge more than 65% of the stock of any Foreign Subsidiary if, in either such case, such action would result in material and adverse tax consequences to the Borrower or such Subsidiary Guarantor; and (B) no domestic Subsidiary shall be required to issue any guaranty or grant any collateral if such Subsidiary conducts no business and has no material assets

(b)           Without limiting Section 5.9(a), maintain, and cause each Subsidiary to maintain, control agreements in favor of the Administrative Agent with respect to each deposit account and securities account of the Borrower or a Subsidiary (other than payroll and insurance accounts and accounts as to which the Administrative Agent, in its discretion, may agree need not be subject to a control agreement) a control agreement in form reasonably satisfactory to the Administrative Agent: provided that the Borrower and its Subsidiaries may maintain petty cash and similar deposit accounts that are not subject to such control agreements so long as the aggregate amount on deposit in such accounts does not at any time exceed $500,000 for more than three consecutive Business Days.

(c)           If the North Carolina Property has not been sold (or if a binding purchase agreement providing for the sale of such property has not been executed) on or prior to May 19, 2008 (the “NC Sale Deadline”), cause to be delivered to the Administrative Agent with respect to such property an originally executed Mortgage and a title policy meeting the requirements of Section 4.1(t) not later than (i) the NC Sale Deadline or (ii) if such property is subject to such a purchase agreement on the NC Sale Deadline, on the earlier of (x) the date on which such purchase agreement is terminated and (y) 60 days after the NC Sale Deadline if such property has not been sold by 60th day.

SECTION 5.10 Certain Post-Closing Matters. Take each action specified on Schedule 5.10 within the applicable time period (if any) specified on such Schedule.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit (other than any Supported Letter of Credit) have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will:

SECTION 6.1 Indebtedness. Not, and not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	Indebtedness created hereunder;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that all Indebtedness designated as being paid at closing on Schedule 6.1 shall be repaid on the Effective Date;

(c)           Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(d)          Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $7,000,000 at any time outstanding;

(f)           Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $1,000,000 at any time outstanding;

(g)           other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrower's Subsidiaries permitted by this clause (g) shall not exceed $1,000,000 at any time outstanding;

(h)	the Tontine Subordinated Debt; and
(i)	Indebtedness under the Project Documents.

SECTION 6.2 Liens. Not, and not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.1(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(e)	Liens arising under the Project Documents.

SECTION 6.3 Fundamental Changes. (a) Not, and not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.4.

(b)           Not, and not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.4 Investments, Loans, Advances, Guarantees and Acquisitions. Not, and not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)	Permitted Investments;
(b)	Investments described in Schedule 6.4;
(c)	the Adorn Acquisition;

(d)          investments in accounts receivable and in lease, utility and similar deposits, in each case the ordinary course of business;

(e)           investments in securities of any customer in the ordinary course of business and consistent with past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such customer;

(f)           non-cash consideration received in connection with any permitted Asset Disposition;

(g)          investments by the Borrower in any Subsidiary or by any Subsidiary in the Borrower or any other Subsidiary; provided that (i) any investment in the form of a loan or advance shall be evidenced by a subordinated promissory note in form and substance satisfactory to the Administrative Agent, and if issued in favor of the Borrower or any Subsidiary Guarantor, shall be pledged to the Administrative Agent pursuant to the Security Agreement; (ii) the aggregate amount of all investments in Foreign Subsidiaries after the Effective Date shall not exceed $5,000,000;

(h)	Guarantees constituting Indebtedness permitted by Section 6.1;
(i)	Permitted Acquisitions; and

(j)           other investments not at any time exceeding in the aggregate $1,000,000 (valued without giving effect to an write-off or write-down of any such investment).

SECTION 6.5 Hedge Agreements. Not, and not permit any Subsidiary to, enter into any Hedge Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.6 Restricted Payments. Not, and not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) any Subsidiary may declare and pay dividends to the Borrower or any other Subsidiary and (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in amounts that are consistent with past practice.

SECTION 6.7 Transactions with Affiliates. Not, and not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Guarantors not involving any other Affiliate, (c) the incurrence of the Tontine Subordinated Debt and repayment thereof with proceeds from the issuance of common stock of the Borrower and (d) any Restricted Payment permitted by Section 6.6.

SECTION 6.8 Financial Covenants. Not permit:

(a)           Maximum Leverage Ratio. The Leverage Ratio for any Computation Period to exceed the ratio set forth below:

Computation Period Ending	Maximum Leverage Ratio
September 30, 2007 - March 30, 2008	4.00 to 1.0
March 31, 2008 - December 30, 2008	3.75 to 1.0
December 31, 2008 - December 30, 2009	3.50 to 1.0
December 31, 2009 and thereafter	3.00 to 1.0

(b)           Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for any Computation Period to be less than the ratio set forth below:

Computation Period Ending	Minimum Fixed Charge Coverage Ratio
September 30, 2007 - June 30, 2009	1.10 to 1.0
September 30, 2009 and thereafter	1.25 to 1.0

(c)           Consolidated Net Worth. Consolidated Net Worth to be less than the total of (a) $70,000,000 plus (b) 50% of Consolidated Net Income for each fiscal quarter ending after the Effective Date (excluding any fiscal quarter in which there is a loss) plus (c) 100% of the Net Cash Proceeds from the issuance by the Borrower and its Subsidiaries of Equity Interests in excess of $15,000,000 after the Effective Date minus (d) Restructuring Charges.

(d)           Capital Expenditures. Capital Expenditures in any fiscal year to exceed $8,000,000 (or, if the Leverage Ratio as of the end of such fiscal year is less than 3.00 to 1.0, $10,000,000).

SECTION 6.9 Asset Sales. Not, and not permit any Subsidiary to, effect any Asset Sale, or agree to effect any Asset Sale, except for the following:

(a)           disposition of used, worn out, obsolete or surplus property by any Loan Party in the ordinary course of business and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(b)          leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(c)	the sale or other disposition of either California Property;

(d)           sales of luan during the period from the Effective Date through December 31, 2007 in an aggregate amount not exceeding $12,000,000; and

(e)           other Asset Sales; provided that (i) Asset Sales made pursuant to this clause (e) shall (x) be made for not less than fair market value (as determined in good faith by the Board of Directors of the Borrower) and (y) be for at least 85% cash consideration; and (ii) the aggregate consideration for all Assets Sale pursuant to this clause (e) shall not exceed $5,000,000 in any fiscal year or $20,000,000 during the term of this Agreement.

SECTION 6.10 Optional Payments and Modifications of Certain Debt Instruments. Not (a) make or offer to make any optional or voluntary payment, prepayment (including mandatory prepayment), repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Debt or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any indenture, agreement, note or other document that evidences or governs the terms of any Subordinated Debt. Notwithstanding the foregoing, the Borrower may repay the Tontine Subordinated Debt with the proceeds of the issuance of common stock of the Borrower.

SECTION 6.11 Negative Pledge Clauses. Not, and not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents, (b) any agreement governing any purchase money Lien or Capital Lease Obligation otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the Project Documents and (d) any agreement governing Indebtedness of a Foreign Subsidiary otherwise permitted hereunder.

SECTION 6.12 Restrictions on Subsidiary Distributions, etc. Not, and not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual restriction or limitation on the ability of any Subsidiary to (a) make Restricted Payments to, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make loans or advances to, or other investments in, the Borrower or any other Subsidiary, (c) in the case of any Subsidiary, guarantee the obligations of the Borrower hereunder or (d) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) restrictions existing under the Loan Documents and (ii) restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests in or assets of such Subsidiary, (iii) customary non-assignment provisions of any contracts and licenses and restrictions in leases restricting subletting, (iv) customary net worth provisions contained in leases and other agreements entered into by the Borrower or a Subsidiary in the ordinary course of business, (v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business, (vi) purchase money obligations and Capital Lease Obligations that impose restrictions on the property purchased or leased, (vii) provisions limiting the disposition or distribution of assets or property in asset sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements, (viii) restrictions and limitations in the Project Documents that are substantially the same as the relevant provisions hereof and (ix) restrictions and limitations in agreements governing Indebtedness of Foreign Subsidiaries that is otherwise permitted hereunder, provided that such restrictions and limitations apply only to the applicable Foreign Subsidiary (and any of its subsidiaries) .

SECTION 6.13 Lines of Business. Not, and not permit any Subsidiary to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 6.14 Changes in Fiscal Periods. Not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail (i) to pay when due any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or (ii) to cause any Letter of Credit to become a Supported Letter of Credit on the date required pursuant to Section 2.5(c).

(b)           the Borrower shall fail to pay when due (i) any interest on any Loan or any fee payable pursuant to Section 2.12 and such failure shall continue unremedied for three Business

Days or (ii) any other amount payable hereunder and such failure shall continue unremedied for ten days after the Borrower receives notice thereof from the Administrative Agent or any Lender;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), 5.3 (with respect to the Borrower’s existence) or 5.8 or in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) above) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days;

(f)           the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid and undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)            (i) an ERISA Event shall occur that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any other Person takes any step to terminate a Plan if as a result of such termination the Borrower could be required to make a contribution to such Plan, or could incur a liability or obligation to such Plan, in excess of $5,000,000, or (iii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under section 302(f) of ERISA;

(m)         any Loan Document shall cease to be in full force and effect; or the Borrower or any other Loan Party shall contest in any manner the validity, binding nature or enforceability of any Loan Document;

(n)           any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt shall cease to be in full force and effect, or the Borrower or any other Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(o)	a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each Lender irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in Chicago, Illinois, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall, and the Lenders and the Issuers irrevocably authorize the Administrative Agent to, at the sole cost and expense of the Borrower,:

(a)           release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments, payment in full in cash of all principal of and interest on the Loans, all LC Disbursements and all fees payable hereunder and the expiration or termination of all Letters of Credit (other than any Supported Letter of Credit), (ii) that is sold or otherwise disposed of as part of or in connection with a transaction permitted hereunder or (iii) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders;

(b)           subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2(d); and

(c)           release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this paragraph.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Borrower, to it at 107 W Franklin Street, Elkhart, Indiana 46516, Attention of Andy L. Nemeth, Chief Financial Officer (Telecopy No. (574) 294-7511), with a copy to McDermott Will & Emery LLP, 227 West Monroe, Chicago, Illinois 60606, Attention of Robert A. Schreck, Jr. (Telecopy No. (312) 984-7700);

(ii)          if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Susan Moy (Telecopy No. (312) 732-4864), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017;

(iii)         if to the Issuing Bank, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Susan Moy (Telecopy No. (312) 732-4864);

(iv)         if to the Swingline Lender, to it at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Susan Moy (Telecopy No. (312) 732-4864); and

(v)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)           Notwithstanding any other provision hereof, documents required to be delivered pursuant to Section 5.1 or 5.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at http://www.patrickind.com or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and the Lenders have access; provided that (i) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent; and (ii) the Borrower shall deliver to the Administrative Agent a paper copy of each compliance certificate delivered pursuant to Section 5.1(c). Except for compliance certificates referred to in the preceding sentence, the Administrative Agent shall have no obligation (x) to request the delivery or to maintain copies of any document delivered pursuant to Section 5.1 or (y) to monitor compliance by the Borrower with the delivery of any documents (and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents).

(e)           The Borrower acknowledges that (i) the Administrative Agent or an Affiliate thereof may make available materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) to Lenders and/or potential Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain Lenders and/or potential Lenders may not desire to receive material non-public information with respect to the Borrower or its securities (each such Lender, a “Public Lender”). The Borrower agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lenders, the proposed Lenders and their respective Affiliates to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and its Affiliates shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 9.2 Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the Collateral, (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c)           If, in connection with any proposed waiver, amendment or other modification of any provision of this Agreement contemplated by clauses (ii) through (vi), inclusive, of the first proviso to Section 9.2(b), the consent of the Required Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower may (at any time during the 90 days following the originally requested deadline for approving such waiver, amendment or other modification) replace all, but not less than all, of such non-consenting Lenders in accordance with the terms of Section 2.19(d) so long as after giving effect to such replacement the proposed waiver, amendment or other modification will be consented to by all applicable Lenders. Notwithstanding the foregoing, the Borrower shall not have the right to replace a Lender that is acting as the Administrative Agent, the Swingline Lender or the Issuing Bank as a result of such Lender’s refusal to consent to any waiver, amendment or other modification that would affect its rights or duties in such capacity.

SECTION 9.3 Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under Section 9.3(a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. Without limiting the foregoing, the Borrower agrees that no Indemnitee shall be liable for any damages arising from the use by third parties of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.4 Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.4(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that has a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          in the case of the assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender; provided that no such consent shall be required for an assignment to an assignee that has a Revolving Commitment immediately prior to giving effect to such assignment.

(ii)	Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.4(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to Section 9.4 (b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(c).

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) above and any written consent to such assignment required by clause (b)(i) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6(b), 2.18(d) or 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)           (i)          Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such

Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to clause (c) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8 Right of Setoff. If an Event of Default under Section 7(a) shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of Illinois.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Illinois sitting in Chicago and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent and each Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Other Agents. No Person listed on the cover page hereof or elsewhere herein as the Arranger, the Sole Bookrunner, the Sole Lead Arranger, the Syndication Agent or a Co-Documentation Agent shall have any power, duty or responsibility under this Agreement or any other Loan Document, except in its capacity (if applicable) as a Lender hereunder.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16 Authorization to Enter Into Intercreditor Agreement. The Lenders authorize the Administrative Agent to enter into the Intercreditor Agreement referred to in Section 4.1(u).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PATRICK INDUSTRIES, INC.

By: /s/ Paul E. Hassler_______________

Name: Paul E. Hassler
Title:	President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By:__/s/ Chad Douglass_______________

Name: Chad Douglass
Title:	Vice President

FIFTH THIRD BANK, as a Syndication Agent and as a Lender

By:	/s/ Craig Ellis__________________
Name:	Craig Ellis
Title:	Vice President

LASALLE BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By:	/s/ Andrew J. Crask __________________
Name: Andrew J. Crask
Title:	Vice President

KEY BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By: /s/ Geoffrey R. Henry_____________

Name: Geoffrey R. Henry
Title:	Vice President

CHARTER ONE BANK, as a Co-Documentation Agent and as a Lender

By: /s/ Kyle Rosburg____________________

Name: Kyle Rosburg
Title:	Assistant Vice President

ASSOCIATED BANK, as a Lender

By: Viktor Gottlieb________________

Name: Viktor Gottlieb
Title: Assistant Vice President

NATIONAL CITY BANK, as a Lender

By Chris D. Thornton________________

Name: Chris D. Thornton
Title:	Vice President

1ST SOURCE BANK, as a Lender

By	William B. Burton________________
Name: William B. Burton
Title: Vice President

SCHEDULE 1.1

PRICING SCHEDULE

The Applicable Margin, the Commitment Fee Rate and the LC Fee Rate, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Level I	Level II	Level III	Level IV	Level V
Applicable Margin	1.500%	1.750%	2.000%	2.250%	2.500%
Commitment Fee Rate	0.250%	0.250%	0.250%	0.375%	0.500%
LC Fee Rate	1.500%	1.750%	2.000%	2.250%	2.500%

Level means Level I, Level II, Level III, Level IV or Level V, as applicable.

Level I applies when the Leverage Ratio is less than 2.00 to 1.0.

Level II applies when the Leverage Ratio is equal to or greater than 2.00 to 1.0 but less or equal to 2.50 to 1.0.

Level III applies when the Leverage Ratio is greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0.

Level IV applies when the Leverage Ratio is greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0.

Level V applies when the Leverage Ratio is greater than 3.50 to 1.0.

Initially, pricing shall be based on Level V. The applicable Level shall be adjusted, to the extent applicable, 50 days (or, in the case of the last fiscal quarter of any fiscal year, 95 days) after the end of each fiscal quarter (commencing with the fiscal quarter ending September 30, 2007) based on the Leverage Ratio as of the last day of such fiscal quarter; provided that, unless the Required Lenders otherwise agree, if the Borrower fails to deliver the financial statements required by Section 5.1(a) or (b), as applicable, and the related certificate required by Section 5.1(c) by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, Level V shall apply until such financial statements are delivered.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Banks determine that (a) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, then the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Banks, promptly following demand by the Administrative Agent (accompanied by supporting materials (which may be in the form of financial statements prepared by the Borrower or the Borrower’s independent auditors)), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; (ii) if the Borrower provides materials to the Administrative Agent (which materials shall be reasonably satisfactory to the Administrative Agent) demonstrating that the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, then so long as such inaccurate calculation was made in good faith and no Default exists, the Borrower shall receive a credit against future payments of interest and fees hereunder in an amount equal

Schedule 1.1-1-

to the amount of interest and fees actually paid for such period over the amount of interest and fees that should have been paid for such period (and such credit shall be applied to pay each subsequent payment of interest and fees hereunder until applied in full); and (iii) if as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount to be paid by the Borrower pursuant to clause (i) above and the amount to be credited to the Borrower pursuant to clause (ii) above shall be netted and only the difference between the amount of interest and fees that should have been paid for all applicable periods and the amount of interest and fees actually paid for all such periods shall be paid by the Borrower or credited to the Borrower, as applicable.

Schedule 1.1-2-

SCHEDULE 2.1

COMMITMENTS

Revolver	Term Loan	Total
Bank	Commitment	Commitment	Commitment

JPMorgan Chase Bank, N.A	$6,363,636.36	$13,636,363.64	$20,000,000.00
Fifth Third Bank	$5,727,272.73	$12,272,727.27	$18,000,000.00
LaSalle Bank, National Association $5,170,454.55	$11,079,545.45	$16,250,000.00
Key Bank, National Association	$5,170,454.55	$11,079,545.45	$16,250,000.00
Charter One Bank	$5,170,454.55	$11,079,545.45	$16,250,000.00
Associated Bank	$4,215,909.09	$ 9,034,090.91	$13,250,000.00
National City Bank	$1,590,909.09	$ 3,409,090.91	$ 5,000,000.00
1st Source Bank	$1,590,909.09	$ 3,409,090.91	$ 5,000,000.00

Total	$35,000,000.00	$75,000,000.00	$110,000,000.00

Schedule 2.1-1-

SCHEDULE 2.10

AMORTIZATION OF TERM LOANS

DATE	PRINCIPAL PAYMENT
September 30, 2007	$1,875,000
December 31, 2007	$1,875,000
March 31, 2008	$1,875,000
June 30, 2008	$1,875,000
September 30, 2008	$2,375,000
December 31, 2008	$2,375,000
March 31, 2009	$2,375,000
June 30, 2009	$2,375,000
September 30, 2009	$2,375,000
December 31, 2009	$2,375,000
March 31, 2010	$2,375,000
June 30, 2010	$2,375,000
September 30, 2010	$2,875,000
December 31, 2010	$2,875,000
March 31, 2011	$2,875,000
June 30, 2011	$2,875,000
September 30, 2011	$3,375,000
December 31, 2011	$3,375,000
March 31, 2012	$3,375,000
Term Maturity Date	$26,875,000 (or, if less, remaining principal balance)

Schedule 2.10